News Release
                                               The Procter & Gamble Company
 One P&G Plaza
Cincinnati, OH 45202

P&G DECLARES QUARTERLY DIVIDEND

CINCINNATI, JANUARY 9, 2024 – The Board of Directors of The Procter & Gamble Company (NYSE:PG) declared a quarterly dividend of $0.9407 per share on the Common Stock and on the Series A and Series B ESOP Convertible Class A Preferred Stock of the Company, payable on or after February 15, 2024 to Common Stock shareholders of record at the close of business on January 19, 2024, and to Series A and Series B ESOP Convertible Class A Preferred Stock shareholders of record at the start of business on January 19, 2024.

P&G has been paying a dividend for 133 consecutive years since its incorporation in 1890 and has increased its dividend for 67 consecutive years. This reinforces our commitment to return cash to shareholders, many of whom rely on the steady, reliable income earned with their investment in P&G.

About Procter & Gamble
P&G serves consumers around the world with one of the strongest portfolios of trusted, quality, leadership brands, including Always®, Ambi Pur®, Ariel®, Bounty®, Charmin®, Crest®, Dawn®, Downy®, Fairy®, Febreze®, Gain®, Gillette®, Head & Shoulders®, Lenor®, Olay®, Oral-B®, Pampers®, Pantene®, SK-II®, Tide®, Vicks®, and Whisper®. The P&G community includes operations in approximately 70 countries worldwide. Please visit https://www.pg.com for the latest news and information about P&G and its brands. For other P&G news, visit us at https://www.pg.com/news.

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P&G Media Contact
Jennifer Corso
+1-513-983-2570

P&G Investor Relations Contact
John Chevalier
+1-513-983-9974

Category: PG-IR